Exhibit 23.6

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of U.S. Energy Corp., of our report dated March 29, 2022, relating to the audited financial statements of Llano Energy LLC, which comprise the balance sheets of Llano Energy LLC as of December 31, 2021 and 2020, the related statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements, which was filed as an exhibit to the Current Report on Form 8-K of U.S. Energy Corp., as filed with the Securities and Exchange Commission on June 10, 2022.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this registration statement.

/s/ HoganTaylor LLP
Oklahoma City, Oklahoma
June 10, 2022